Exhibit 99.1

Investor Contact:	Don Washington	News Release
Director, Investor Relations and
	Corporate Communications	EnPro Industries
Phone:	704-731-1527	5605 Carnegie Boulevard
Email:	don.washington@enproindustries.com	Charlotte, North Carolina 28209-4674
Phone: 704-731-1500
Fax: 704-731-1511
www.enproindustries.com
EnPro Industries Reports First Quarter 2010 Results
•	Sales increased 23% over the first quarter of 2009 as demand improved in most of the company’s markets
•	Before asbestos-related expense and other selected items, earnings from continuing operations reached $0.73 a share compared to $0.20 a share in 2009
•	Net income of $4.83 a share in the quarter includes $4.56 a share from discontinued operations, primarily reflecting a gain on the sale of Quincy Compressor
•	Proceeds from Quincy sale increase cash balance and give company ample resources for growth
CHARLOTTE, N.C., May 6, 2010 — EnPro Industries (NYSE: NPO) today reported net income of $99.0 million, or $4.83 a share, for the first quarter of 2010. Earnings in the quarter benefited from income from discontinued operations of $93.4 million, or $4.56 a share, reflecting the operating performance of Quincy Compressor in the first two months of the quarter and an after-tax gain of $91.9 million on its sale, which closed on March 1. The pre-tax gain on the Quincy sale was $147.1 million.
In the first quarter of 2009, the company reported net income of $3.2 million, or $0.16 a share, including income from discontinued operations of $2.1 million or $0.10 a share. Per share amounts are expressed on a diluted basis throughout this release.
Before asbestos-related expenses and other selected items, the company’s income from continuing operations in the first quarter of 2010 was $15.0 million, or $0.73 a share, a substantial increase over the first quarter of 2009, when income from continuing operations before asbestos-related expenses and other selected items was $4.0 million, or $0.20 a share.
Earnings before interest, income taxes, depreciation, amortization, asbestos-related expenses and other selected items (EBITDAA) more than doubled, reaching $37.0 million in the first quarter of 2010 from $18.1 million in the first quarter of 2009.
Sales in the first quarter were $228.2 million, a 23% improvement over the first quarter of 2009, when sales were $185.1 million. Excluding the benefits of foreign exchange and acquisitions, sales increased by 16% over the first quarter of 2009.
“We are pleased with our first quarter results,” said Steve Macadam, president and chief executive officer. “Activity increased across a broad range of our end markets, and we continued to benefit from the cost reductions we implemented over the past 18 months. As a result, our segment profit margins more than doubled to 15% from 7.1% in the first quarter of 2009.
“While all of our businesses reported higher levels of activity, we are particularly encouraged to see improvements in the heavy-duty truck markets served by Stemco and the automotive and industrial markets served by GGB,” Macadam said. “Because conditions in these markets have been weak for some time, their improvement confirms our expectations for a healthier business environment in 2010.”

Sealing Products Segment
The Sealing Products Segment reported a 17% increase in sales, including a benefit of 6% from foreign exchange and acquisitions.

($ Millions)
Quarter Ended	3/31/10	3/31/09

Sales	$113.8	$97.1
EBITDA	$23.0	$16.9
EBITDA Margin	20.2%	17.4%

Sales in the Garlock businesses improved as activity in many of Garlock’s North American industrial markets increased, but the businesses’ sales also benefited from the acquisitions of Technetics and Wide Range Elastomers, both of which closed in the fourth quarter of 2009. Stemco’s sales grew as demand increased in both original equipment markets and the aftermarket. Stemco also benefited from sales of Stemco-Duroline brake products, which were introduced in the fourth quarter of 2009.
Sealing Products segment EBITDA improved by 36% over the first quarter of 2009 and EBITDA margins improved by nearly three percentage points as results in all operations benefited from acquisitions, increased volumes and favorable pricing.
Engineered Products Segment
Sales in the Engineered Products segment grew by 32%, which included 12% from favorable foreign exchange and acquisitions.

($ Millions)
Quarter Ended	3/31/10	3/31/09

Sales	$75.1	$56.8
EBITDA	$11.0	$(0.5)
EBITDA Margin	14.6%	n/a

GGB Bearing Technology’s sales benefited from strong global demand in its automotive markets as well as from increases in demand from its industrial markets, primarily in the United States and Asia. At Compressor Products International (CPI) demand was about the same as a year ago, but CPI’s sales improved as the result of favorable foreign exchange and the contributions of acquisitions.
Segment EBITDA improved dramatically in the first quarter of 2010 to $11.0 million from a slight loss in the first quarter of 2009. The improvement is primarily the result of higher volumes and lower costs at GGB, which was solidly profitable after recording a significant loss a year ago. CPI reported higher profits and better profit margins compared to the first quarter of 2009, primarily because of lower costs and acquisitions.
Engine Products and Services Segment
A significant increase in aftermarket and parts sales at Fairbanks Morse Engine led to an overall sales increase of 25% in the Engine Products and Services segment. Engine sales were about the same as in the first quarter of 2009. The increase in aftermarket and parts sales led to a more profitable product mix at Fairbanks Morse, and as a result, segment EBITDA nearly doubled while EBITDA margins reached record levels.

($ Millions)
Quarter Ended	3/31/10	3/31/09

Sales	$39.6	$31.7
EBITDA	$11.0	$6.5
EBITDA Margin	27.8%	20.5%

Cash Flow
The company’s cash balance increased to $253.8 million at March 31, 2010 from $76.8 million at December 31, 2009, reflecting $184.2 million in proceeds from the sale of Quincy Compressor. (An additional $6 million will be due at the closing of the sale of Quincy’s operations in China, which is expected later this year.) The proceeds received in the first quarter will be reduced by a tax payment of approximately $50 million in the second quarter.
Operating activities used cash of $3.8 million in the first quarter of 2010 as volumes increased and working capital needs grew. Operating activities used $1.0 million of cash in the first quarter of 2009. The timing of several settlements and the payment of a significant amount of legal fees led net cash outflows for asbestos-related expenses to increase to $16.4 million in the first quarter of 2010 from $8.1 million in the first quarter of 2009. The company expects net cash outflows for asbestos to moderate in the second quarter.
Outlook
“The year is off to a solid start,” Macadam said. “Demand has increased and our markets are showing signs that their recovery will extend into the second half. While seasonal factors are likely to affect the pace of improvement later in the year, we should continue to see favorable year-over-year comparisons in the performance of our operations throughout 2010. Our financial condition remains strong, and with the proceeds of the Quincy sale, we have substantial capacity to pursue acquisitions and capture other opportunities to improve our company.”
Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in accordance with GAAP. They include income before asbestos-related expenses and other selected items, EBITDAA, EBITDA and related per share amounts. Tables showing the effect of these non-GAAP financial measures for the first quarter of 2010 and 2009 are attached to the release.
Conference Call and Webcast Information
EnPro will hold a conference call today, May 6, at 10:00 a.m. Eastern Time to discuss fourth quarter and full year results. Investors who wish to participate in the call should dial 1-800-851-4704 approximately 10 minutes before the call begins and provide conference id number 69498308. A live audio webcast of the call and accompanying slide presentation will be accessible from the company’s website, http://www.enproindustries.com. To access the presentation, log on to the webcast by clicking the link on the company’s home page.
Forward-Looking Statements
Statements in this release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: the resolution of current and potential future asbestos claims against certain of our subsidiaries which depends on such factors as the possibility of asbestos reform legislation, the financial viability of insurance carriers, the timing of payments of claims and related expenses, the timing of insurance collections, limitations on the amount that may be recovered from insurance carriers, the bankruptcies of other defendants and the results of litigation; general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, guaranteed debt and lease payments, employee benefit obligations and other matters. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2009, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this release to reflect any change in management’s expectations or any change in the assumptions or circumstances on which such statements are based.
About EnPro Industries
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

EnPro Industries, Inc.
Consolidated Statements of Operations (Unaudited)
For the Quarters Ended March 31, 2010 and 2009
(Stated in Millions of Dollars, Except Per Share Data)

	2010	2009

Net sales	$228.2	$185.1
Cost of sales	139.6	120.9

Gross profit	88.6	64.2

Operating expenses:
Selling, general and administrative expenses	62.5	56.9
Asbestos-related expenses	14.5	13.6
Other operating expense	0.5	1.9

Total operating expenses	77.5	72.4

Operating income (loss)	11.1	(8.2)

Interest expense	(3.1)	(3.1)
Interest income	0.3	0.1
Other expense	—	(0.4)

Income (loss) from continuing operations before income taxes	8.3	(11.6)
Income tax benefit (expense)	(2.7)	12.7

Income from continuing operations	5.6	1.1
Income from discontinued operations, net of taxes	93.4	2.1

Net income	$99.0	$3.2

Basic earnings per share:
Continuing operations	$0.28	$0.06
Discontinued operations	4.61	0.10

Net income	$4.89	$0.16

Average common shares outstanding (millions)	20.3	19.9

Diluted earnings per share:
Continuing operations	$0.27	$0.06
Discontinued operations	4.56	0.10

Net income	$4.83	$0.16

Average common shares outstanding (millions)	20.5	20.1

EnPro Industries, Inc.
Consolidated Statements of Cash Flows (Unaudited)
For the Three Months Ended March 31, 2010 and 2009
(Stated in Millions of Dollars)

	2010	2009

Operating activities of continuing operations
Net income	$99.0	$3.2
Adjustments to reconcile net income to net cash used in operating activities of continuing operations:
Income from discontinued operations, net of taxes	(93.4)	(2.1)
Depreciation	6.6	6.7
Amortization	4.3	3.2
Accretion of debt discount	1.4	1.3
Deferred income taxes	4.9	(15.1)
Stock-based compensation	1.2	(0.3)
Change in assets and liabilities, net of effects of acquisitions and divestitures of businesses:
Asbestos liabilities, net of insurance receivables	4.7	5.5
Accounts and notes receivable	(27.9)	1.2
Inventories	3.5	(7.0)
Accounts payable	(0.1)	3.7
Other current assets and liabilities	(10.7)	(3.8)
Other non-current assets and liabilities	2.7	2.5

Net cash used in operating activities of continuing operations	(3.8)	(1.0)

Investing activities of continuing operations
Purchases of property, plant and equipment	(3.4)	(5.9)
Proceeds from liquidation of investments	—	2.0
Divestiture of business	184.2	—
Acquisitions, net of cash acquired	0.2	(5.3)

Net cash provided by (used in) investing activities of continuing operations	181.0	(9.2)

Financing activities of continuing operations
Repayments of debt	(0.1)	(9.6)
Proceeds from issuance of common stock	0.3	—

Net cash provided by (used in) financing activities of continuing operations	0.2	(9.6)

Cash flows of discontinued operations
Operating cash flows	1.4	1.5
Investing cash flows	(0.1)	(1.4)

Net cash provided by discontinued operations	1.3	0.1

Effect of exchange rate changes on cash and cash equivalents	(1.7)	(0.3)

Net increase (decrease) in cash and cash equivalents	177.0	(20.0)
Cash and cash equivalents at beginning of period	76.8	76.3

Cash and cash equivalents at end of period	$253.8	$56.3

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$—	$0.4
Income taxes	$(1.3)	$3.6
Asbestos-related claims and expenses, net of insurance recoveries	$16.4	$8.1

EnPro Industries, Inc.
Consolidated Balance Sheets (Unaudited)
As of March 31, 2010 and December 31, 2009
(Stated in Millions of Dollars)

	March 31,	December 31,
	2010	2009

Current assets
Cash and cash equivalents	$253.8	$76.8
Accounts and notes receivable	142.2	112.7
Asbestos insurance receivable	71.3	67.2
Inventories	81.6	86.1
Other current assets	45.7	52.2
Assets of discontinued operations	6.1	57.5

Total current assets	600.7	452.5

Property, plant and equipment	179.1	185.4
Goodwill	122.8	125.7
Other intangible assets	111.9	116.0
Asbestos insurance receivable	148.1	171.4
Deferred income taxes	120.0	119.9
Other assets	45.6	50.3

Total assets	$1,328.2	$1,221.2

Current liabilities
Current maturities of long-term debt	$0.1	$0.1
Accounts payable	55.5	56.5
Asbestos liability	81.6	85.4
Other accrued expenses	70.3	71.7
Income taxes payable	46.0	—
Liabilities of discontinued operations	2.0	16.2

Total current liabilities	255.5	229.9

Long-term debt	131.6	130.3
Asbestos liability	396.2	406.9
Pension liability	87.0	84.8
Other liabilities	53.2	57.7

Total liabilities	923.5	909.6

Shareholders’ equity
Common stock	0.2	0.2
Additional paid-in capital	404.2	402.7
Retained earnings (accumulated deficit)	4.3	(94.7)
Accumulated other comprehensive income (loss)	(2.6)	4.8
Common stock held in treasury, at cost	(1.4)	(1.4)

Total shareholders’ equity	404.7	311.6

Total liabilities and shareholders’ equity	$1,328.2	$1,221.2

EnPro Industries, Inc.
Segment Information (Unaudited)
For the Quarters Ended March 31, 2010 and 2009
(Stated in Millions of Dollars)
Sales

	2010	2009

Sealing Products	$113.8	$97.1
Engineered Products	75.1	56.8
Engine Products and Services	39.6	31.7

	228.5	185.6
Less intersegment sales	(0.3)	(0.5)

	$228.2	$185.1

Segment Profit (Loss)

	2010	2009

Sealing Products	$17.8	$12.7
Engineered Products	6.4	(5.1)
Engine Products and Services	10.0	5.5

	$34.2	$13.1

Segment Margin

	2010	2009

Sealing Products	15.6%	13.1%
Engineered Products	8.5%	(9.0)%
Engine Products and Services	25.3%	17.4%

	15.0%	7.1%

Reconciliation of Segment Profit to Income from Continuing Operations

	2010	2009

Segment profit	$34.2	$13.1
Corporate expenses	(8.0)	(7.3)
Asbestos-related expenses	(14.5)	(13.6)
Interest expense, net	(2.8)	(3.0)
Other expense	(0.6)	(0.8)

Income (loss) from continuing operations before income taxes	8.3	(11.6)
Income tax benefit (expense)	(2.7)	12.7

Income from continuing operations	$5.6	$1.1

Segment profit (loss) is total segment revenue reduced by operating expenses and restructuring and other costs identifiable with the segment. Corporate expenses include general corporate administrative costs. Expenses not directly attributable to the segments, corporate expenses, net interest expense, asbestos-related expenses, gains/losses related to the sale of assets, impairments and income taxes are not included in the computation of segment profit. The accounting policies of the reportable segments are the same as those for the Company.

EnPro Industries, Inc.
Reconciliation of Income Before Asbestos-Related Expenses and Other
Selected Items to Net Income from Continuing Operations (Unaudited)
For the Quarters Ended March 31, 2010 and 2009
(Stated in Millions of Dollars, Except Per Share Data)

	2010		2009
	$	Per share	$	Per share
|	| |		|
Income before asbestos-related expenses and other selected items	$15.0	$0.73	$4.0	$0.20
Adjustments (net of tax):
Asbestos-related expenses	(9.1)	(0.44)	(8.5)	(0.42)
Restructuring costs	(0.3)	(0.02)	(1.2)	(0.06)
CEO transition costs	—	—	(0.6)	(0.03)
Environmental reserve adjustment	—	—	(0.3)	(0.01)
Tax accrual adjustments	—	—	7.7	0.38

Impact	(9.4)	(0.46)	(2.9)	(0.14)

Net income from continuing operations	$5.6	$0.27	$1.1	$0.06

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain selected items on the Company’s reported net income and earnings per share, including items that may recur from time to time. This presentation enables readers to better compare EnPro Industries, Inc. to other diversified industrial manufacturing companies that do not incur significant asbestos-related expenses, the sporadic impact of restructuring activities or other selected items. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results.
The amounts above, which may be considered non-GAAP financial measures, are shown on an after-tax basis and have been calculated by applying a 37.5% assumed effective tax rate to the pre-tax amount. The tax accrual adjustments have already been stated in after-tax amounts. The pre-tax amounts for the asbestos-related expenses are separately presented in the accompanying consolidated statements. The restructuring costs are included as part of other operating expense, the environmental reserve adjustment is included in other (non-operating) expense and the CEO transition costs are included in selling, general and administrative expenses. The tax accrual adjustments are reflected in income tax expense. Per share amounts were calculated by dividing by the weighted-average shares of common stock outstanding during the periods.

EnPro Industries, Inc.
Reconciliation of EBITDA to Segment Profit (Loss) (Unaudited)
For the Quarters Ended March 31, 2010 and 2009
(Stated in Millions of Dollars)

	Quarter Ended March 31, 2010
			Engine
	Sealing	Engineered	Prods. and	Total
	Products	Products	Services	Segments

Earnings before interest, income taxes, depreciation and amortization (EBITDA)	$23.0	$11.0	$11.0	$45.0

Deduct depreciation and amortization expense	(5.2)	(4.6)	(1.0)	(10.8)

Segment profit	$17.8	$6.4	$10.0	$34.2

EBITDA margin	20.2%	14.6%	27.8%	19.7%

	Quarter Ended March 31, 2009
			Engine
	Sealing	Engineered	Prods. and	Total
	Products	Products	Services	Segments

Earnings before interest, income taxes, depreciation and amortization (EBITDA)	$16.9	$(0.5)	$6.5	$22.9

Deduct depreciation and amortization expense	(4.2)	(4.6)	(1.0)	(9.8)

Segment profit (loss)	$12.7	$(5.1)	$5.5	$13.1

EBITDA margin	17.4%	(0.9)%	20.5%	12.4%

For a reconciliation of segment profit to income from continuing operations, please refer to the Segment Information (Unaudited) schedule.

EnPro Industries, Inc.
Reconciliation of EBITDAA to Net Income from Continuing
Operations (Unaudited)
For the Quarters Ended March 31, 2010 and 2009
(Stated in Millions of Dollars)

	2010	2009

Earnings before interest, income taxes, depreciation, amortization, asbestos-related expenses and other selected items (EBITDAA)	$37.0	$18.1

Adjustments:

Interest expense, net	(2.8)	(3.0)

Income tax benefit (expense)	(2.7)	12.7

Depreciation and amortization expense	(10.9)	(9.8)

Asbestos-related expenses	(14.5)	(13.6)

Restructuring costs	(0.5)	(1.9)

Environmental reserve adjustment	—	(0.4)

CEO transition costs	—	(1.0)

Impact	(31.4)	(17.0)

Net income from continuing operations	$5.6	$1.1